On February 10, 2005 the Independent Bank Corp. Board approved the Independent Bank Corp. And Rockland Trust Company Executive Officer Performance Incentive Plan (the “2005 Executive Incentive Plan”) for use in the 2005 calendar year. The 2005 Executive Incentive Plan was created to provide salaried Executive Officers of Independent Bank Corp. (the “Company”) and its wholly-owned subsidiary Rockland Trust Company (“Rockland Trust”) who are not entitled to sales commissions with a cash incentive program designed to motivate them to perform to their full potential and thereby assist the Company and Rockland Trust in achieving financial success.

The 2005 Executive Incentive Plan defines “Award” as a cash incentive payment made to Executive Officers pursuant to the 2005 Executive Incentive Plan. Awards under the 2005 Executive Incentive Plan will be determined as follows:

•	the CEO’s Award will be determined by the product of the CEO’s Target Award multiplied by the Bank Performance Adjustment Factor;

•	Awards for all Executive Officers other than the CEO will be determined from the product of the Participant’s Target Award multiplied by the Bank Performance Adjustment Factor and multiplied by the Individual Performance Adjustment Factor.

The Award payable to any Participant, therefore, may be less than or more than the Participant’s Target Award, depending upon: the level of the Company’s performance against the threshold, target, and maximum performance criteria used to determine the            Bank Performance Adjustment Factor; and, in the case of Executive Officers other than the CEO, whether the individual Executive Officer’s Performance Goals and Objectives for 2005 used to determine the Individual Performance Adjustment Factor have been achieved.

The 2005 Executive Incentive Plan defines “Target Award” as an Executive Officer’s base salary on November 1st of the year 2005, multiplied by the target percentage established for that Executive Officer. The 2005 Executive Incentive Plan establishes the target percentages used to determine an Executive Officer’s Target Award as follows:

Target Percentage Of
Base
Salary Used To
Executive Officer	Position	Determine Target Award
President and Chief
Executive Officer
of the Company and
Christopher Oddleifson	of Rockland Trust	Forty-Five Percent (45%)
Senior Vice
President, Human
Resources, of
Raymond G. Fuerschbach	Rockland Trust	Twenty Percent (20%)
Managing Director
(Business Banking)
Amy A. Geogan	of Rockland Trust	Twenty Percent (20%)

Edward F. Jankowski	Chief Technology and Operations Officer of Rockland Trust	Twenty Percent (20%)

Ferdinand T. Kelley	Executive Vice President (Commercial Lending Division and Investment Management Group) of Rockland Trust	Thirty Percent (30%)

Jane L. Lundquist	Executive Vice President (Director of Retail Banking and Corporate Marketing) of Rockland Trust	Thirty Percent (30%)

Anthony A. Paciulli	Managing Director (Residential Mortgage) of Rockland Trust	Twenty Percent (20%)

Edward H. Seksay	General Counsel of the Company and of Rockland Trust	Twenty Percent (20%)

Denis K. Sheahan	Chief Financial Officer of the Company and of Rockland Trust	Thirty Percent (30%)

The 2005 Executive Incentive Plan defines the Bank Performance Adjustment Factor as a factor determined by the level of the Company’s performance against: specified threshold performance criteria for Earnings Per Share, Return On Average Equity, and Return On Average Assets; and, target and maximum performance criteria based upon Earnings Per Share. The range of the Bank Performance Adjustment Factor for the CEO, and for all Executive Officers other than the CEO, will primarily be determined from a range of possible percentages, on a linear basis, based upon the level of Company’s performance against specified threshold, target, and maximum Earnings Per Share performance criteria, as follows:

	Threshold	Target	Maximum
	Earnings Per Share	Earnings Per Share	Earnings Per Share
Range of Bank Performance Adjustment Factor	Twenty-Five Percent	One Hundred Percent	Two Hundred Percent
for CEO	(25%)	(100%)	(200%)

Range of Bank Performance Adjustment Factor for all Executive Officers other than		One Hundred Percent	One Hundred Twenty
the CEO	Fifty Percent (50%)	(100%)	Five Percent (125%)

If, however, specified threshold levels for either Return On Average Equity or Return On Average Assets are not met, the Bank Performance Adjustment Factor percentage determined by the level of Company’s performance against specified threshold, target, and maximum Earnings Per Share performance criteria will be reduced to Seventy-Five Percent (75%) of what the Bank Performance Adjustment Factor percentage would have been using only the Earnings Per Share performance criteria.

The 2005 Executive Incentive Plan defines the “Individual Performance Adjustment Factor” as a factor (or factors) that will, when multiplied by an Executive Officer’s Target Award and the Bank Performance Adjustment Factor, determine an Award. The Individual Performance Adjustment Factor is not applicable to the CEO. For all Executive Officers other than the CEO, the Individual Performance Adjustment Factor will be adjusted upward or downward within a possible range from zero (0.0) to one and seven-tenths (1.70) based upon an evaluation of the Executive Officer’s achievement of individual performance goals and objectives during 2005.

The 2005 Executive Incentive Plan will be administered by the Board of the Company, based upon the recommendations of the Compensation Committee of the Board. All determinations regarding the achievement of any performance goals, the achievement of individual performance goals and objectives, and the amount of any individual Award will be made by the Board, in its sole and absolute discretion, based upon the recommendations of the Compensation Committee. The Board’s determinations under the 2005 Executive Incentive Plan need not be uniform and may be made selectively among persons who receive, or who are eligible to receive, an Award. Notwithstanding any other provision of the 2005 Executive Incentive Plan to the contrary, the Board reserves the right, in its sole and absolute discretion, to: make adjustments to the Bank Performance Adjustment Factor, within the range of parameters set forth in the 2005 Executive Incentive Plan, based upon one-time, non-recurring, or extraordinary events; and, to reduce, including a reduction to zero, any Award to an Executive Officer otherwise payable.